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                                                                   Exhibit 99.10

                                                               November 29, 1995



Keystone America Hartwell Emerging Growth Fund, Inc.
200 Berkeley Street
Boston, Massachusetts  02116-5034

Gentlemen:

         I am a Senior Vice President of and General Counsel to Keystone Investment Management Company (formerly named Keystone Custodian Funds, Inc.) investment adviser to Keystone America Hartwell Emerging Growth Fund, Inc. (the "Fund"). You have asked for my opinion with respect to the proposed issuance of 1,309,213 additional shares of the Fund.

         To my knowledge, a Prospectus is on file with the Securities and Exchange Commission (the "Commission") as part of Post-Effective Amendment No. 45 to the Fund's Registration Statement, which covers the public offering and sale of the Fund shares currently registered with the Commission.

         In my opinion, such additional shares, if issued and sold in accordance with the Fund's Certificate of Incorporation,("Certificate of Incorporation") and offering Prospectus, will be legally issued, fully paid, and nonassessable by the Fund, entitling the holders thereof to the rights set forth in the Certificate of Incorporation and subject to the limitations set forth therein.

         My opinion is based upon my examination of the Fund's Certificate of Incorporation and By-Laws; as amended; a review of the minutes of the Fund's Board of Directors authorizing the issuance of such additional shares; and the Fund's Prospectus. In my examination of such documents, I have assumed the genuineness of all signatures and the conformity of copies to originals.

         I hereby consent to the use of this opinion in connection with Post-Effective Amendment No. 45 to the Fund's Registration Statement, which covers the registration of such additional shares.

                                        Very truly yours,



                                        Rosemary D. Van Antwerp
                                        Senior Vice President and
                                        General Counsel